PRESS RELEASE

                                                Dataram Contact:

                                                Mark Maddocks
                                                Vice President-Finance, CFO
                                                609-799-0071
                                                info@dataram.com



        DATARAM REPORTS FISCAL 2009 FOURTH QUARTER FINANCIAL RESULTS


PRINCETON, N.J. June 18, 2009 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal fourth quarter and year ended April 30, 2009. Revenues for the fourth quarter were $5,639,000, which compares to $7,045,000 for the comparable prior year period. Revenues for the fiscal year totaled $25.9 million, which compares to $30.9 million for the comparable prior fiscal year.

On March 31, 2009, the Company acquired certain assets of Micro Memory Bank, Inc. ("MMB"), a privately-held corporation. MMB is a manufacturer of legacy to advanced solutions in laptop, desktop and server memory products which are produced in its facility in Pennsylvania. The operating results of this business unit are incorporated in the Company's consolidated fourth quarter and fiscal year financial results commencing April 1, 2009. Concerning the acquisition, John H. Freeman, Dataram's president and CEO commented, "This acquisition was an important part of our strategy to expand and grow our memory solutions business. MMB positions Dataram with a more comprehensive product set, new routes to market and an established customer base. Its products, personnel and reach directly support our strategy to grow our memory solutions business."

Mr. Freeman continued, "Our operating results in the fourth quarter continued to be impacted by current economic conditions. As recently reported by IDC and Gartner, server sales experienced a 25% sequential decline in the quarter corresponding to our fiscal fourth quarter. Many of our customers have curtailed or temporarily suspended their capital spending while they adapt their business plans to the current environment. We have also seen customers delay their investment in new servers as they wait for products based on Intel's recently released Nehalem architecture to become available. These systems are now shipping and we are beginning to see an increase in demand for our memory. We cannot predict how long current conditions will continue and we have adapted our business model by reducing our cost structure as well as making process improvements to meet today's business climate."

Mr. Freeman further stated, "The development of our new storage product line continues to progress. In our fiscal fourth quarter and twelve months, we invested approximately $490,000 and $1,531,000 respectively in R&D to develop our initial product offering. These products will offer high performance storage improvements as well as cost savings to our clients. Certain clients have completed beta testing of our products and other tests are in process or scheduled. Early client feedback has been very positive. We are continuing to make investments in this product line and anticipate a formal product launch late this year."

The Company incurred a net loss for the fourth quarter and fiscal year of $1,112,000, or $0.13 per share and $3,135,000, or $0.35 per share, respectively. This compares to net earnings of $401,000, or $0.05 per diluted share and $1,608,000, or $0.18 per diluted share for the comparable prior year periods. In addition to the expenses discussed above, the net loss for the fourth quarter and fiscal year ended April 30, 2009 includes charges of $270,000 and $451,000, respectively related to a reduction in workforce and also includes a charge in the fiscal first quarter of approximately $716,000 related to a retirement agreement entered into with the Company's former chief executive officer.
..
Mr. Freeman concluded, "Our financial condition remains strong. Our current ratio is 5.4 and our tangible book value is $2.21 per share, of which cash and equivalents total $1.41 per share. I look forward to reporting on our progress next quarter."

ABOUT DATARAM CORPORATION

Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 40 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, Sun
Microsystems and Intel. For more information about Dataram, visit www.dataram.com

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.


                           Financial Tables Follow

















                      DATARAM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED SATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                     (Unaudited)

                              Fourth Quarter Ended        Fiscal Year Ended
                                    April 30                    April 30
                                 2009          2008        2009        2008
                              _____________________       _________________

Revenues                      $   5,639    $   7,045   $  25,897   $  30,893

Costs and expenses:
  Costs of sales                  3,952        4,091      17,443      19,015
  Engineering and development       287          366       1,219       1,267
  Research and development          490            0       1,531           0
  Selling, general
    and administrative            2,548        2,055      10,477       8,541
  Stock-based compensation
    expense*                        138           66         532         297
  Intangible asset
    amortization expense             55            0          55           0
                              _________    _________   _________   _________
                                  7,470        6,578      31,257      29,120
                              _________    _________   _________   _________

Earnings (loss)
  from operations                (1,831)         467      (5,360)      1,773

Other income                          7          187         223         868
                              _________    _________   _________   _________

Earnings (loss)
  before income taxes            (1,824)         654      (5,137)      2,641

Income tax provision (benefit)     (712)         263      (2,002)      1,033
                              _________    _________   _________   _________

Net earnings (loss)           $  (1,112)   $     401   $  (3,135)  $   1,608
                              =========    =========   =========   =========

Net earnings (loss) per share:
  Basic                       $   (0.13)   $    0.05   $   (0.35)  $    0.18
                              =========    =========   =========   =========
  Diluted                     $   (0.13)   $    0.05   $   (0.35)  $    0.18
                              =========    =========   =========   =========

Weighted average number of
shares outstanding:
  Basic                           8,869        8,869       8,869       8,825
                              =========    =========   =========   =========
  Diluted                         8,869        8,873       8,869       8,854
                              =========    =========   =========   =========

*Stock-based compensation expense is recorded as a component of selling, general and administrative expenses in the Company's financial statements filed with the Securities and Exchange Commission on Form 10-K.
                      DATARAM CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In thousands)
                                   (Unaudited)


                                        April 30, 2009        April 30, 2008

ASSETS
Current assets
  Cash and cash equivalents            $        12,525       $        17,642
  Accounts receivable, net                       3,381                 4,047
  Inventories                                    2,201                 1,977
  Deferred income taxes                            300                 1,101
  Other current assets                             126                    98
                                       _____________________________________
    Total current assets                        18,533                24,865

Deferred income taxes                            3,283                   480

Property and equipment, net                      1,099                   686

Other assets                                       136                    79

Intangible assets, net                           1,504                     0
                                       _____________________________________

Total assets                           $        24,555       $        26,110
                                       =====================================

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities
  Accounts payable                     $         1,385       $         1,789
  Accrued liabilities                            2,070                   702
                                       _____________________________________
    Total current liabilities                    3,455                 2,491

Stockholders' equity                            21,100                23,619
                                       _____________________________________

Total liabilities and
stockholders' equity                   $        24,555       $        26,110
                                       =====================================